As filed with the Securities and Exchange Commission on August 30, 2000
                                                           Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             ACE CASH EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                                    FORM S-8

  Texas                 1231 Greenway Drive, Suite 800           75-2142963
(State or other               Irving, Texas 75038             (I.R.S. Employer
jurisdiction)                    (972) 550-5000              Identification No.)
                            (Address of registrant's
                          principal executive offices)


                             ACE CASH EXPRESS, INC.
                             1997 STOCK OPTION PLAN

                       ACE CASH EXPRESS, INC. NON-EMPLOYEE
                           DIRECTORS STOCK OPTION PLAN

                             ACE CASH EXPRESS, INC.
                             1987 STOCK OPTION PLAN
                              (Full Title of Plans)


                      -------------------------------------

   Donald H. Neustadt                                       Copy to:
 Chief Executive Officer                            Richard A. Tulli, Esq.
  Ace Cash Express, Inc.                             Gardere & Wynne, L.L.P.
1231 Greenway Drive, Suite 800                  1601 Elm Street, Suite 3000
  Irving, Texas 75038                                  Dallas, Texas 75201
    (972) 550-5000                                       (214) 999-3000

          (Name and address, including zip code, and telephone number, including area code, of registrant's agent for service)

                                         CALCULATION OF REGISTRATION FEE
===============================      =================     =============    =================    ==============
     Title of each class                                  Proposed maximum    Proposed maximum      Amount of
     of securities to be                Amount to be       offering price   aggregate offering    registration
         registered                     registered          per share (4)           price               fee

-------------------------------      -----------------     -------------    -----------------    --------------
-------------------------------      -----------------     -------------    -----------------    --------------

Common Stock, $0.01 par value         315,000 shs.(1)         $  9.063        $ 2,854,845.00         $ 753.68

Common Stock, $0.01 par value         125,000 shs.(2)         $  9.063        $ 1,132,875.00         $ 299.08

Common Stock, $0.01 par value         374,635 shs.(3)         $  9.063        $ 3,395,317.01         $ 896.36

Totals                                814,635 shs                --           $ 7,383,037.01       $ 1,949.12
===============================      =================   ================    =================    =============

(1) Consists of shares of Common Stock underlying options granted or that may be granted under the Registrant's 1997 Stock Option Plan, as amended, as described herein. There are also registered hereby such indeterminate number of shares as may become issuable by reason of the adjustment provision of that Plan.
(2) Consists of shares of Common Stock underlying options granted or that may be granted under the Registrant's Non-Employee Directors Stock Option Plan, as amended, as described herein. There are also registered hereby such indeterminate number of shares as may become issuable by reason of the adjustment provision of that Plan.
(3) Consists of shares of Common Stock underlying options granted under the Registrant's 1987 Stock Option Plan, as amended and in effect on December 17, 1997, as described herein. There are also registered hereby such indeterminate number of shares as may become issuable by reason of the adjustment provision of that Plan.
(4) Estimated solely for calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices for the Common Stock on August 23, 2000, as quoted in the Nasdaq National Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

REGISTRATION OF ADDITIONAL SECURITIES

      1997 Stock Option Plan. By Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on August 31, 1998, Registration File Number 333-62571 (the "Initial 1997 Option Plan Registration Statement"), Ace Cash Express, Inc., a Texas corporation (the "Registrant"), registered 900,000 shares of its common stock, $0.01 par value per share ("Common Stock"), reserved for issuance from time to time upon exercise of options granted under the Ace Cash Express, Inc. 1997 Stock Option Plan, as amended (the "1997 Option Plan"). In 1999, the Registrant's Board of Directors and shareholders approved an amendment to increase the number of shares of Common Stock issuable under the 1997 Option Plan to a total of 1,215,000. By this Registration Statement, the Registrant is registering the additional 315,000 shares of Common Stock underlying options granted or that may be granted under the 1997 Option Plan. The contents of the Initial 1997 Option Plan Registration Statement are incorporated by reference herein.

      Non-Employee Directors Stock Option Plan. By Registration Statement on Form S-8 filed with the Commission on March 15, 1996, Registration File Number 333-2640 (the "Initial Directors Option Plan Registration Statement"), the Registrant registered 60,000 shares of its Common Stock reserved for issuance from time to time upon exercise of options granted under the Ace Cash Express, Inc. Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). Since the date of the Initial Directors Option Plan Registration Statement, the Registrant has declared and paid a stock dividend in the form of a three-for-two stock split to its shareholders of record on November 15, 1996, which resulted in a total of 90,000 shares of Common Stock being reserved for issuance under the Directors Option Plan, and an additional stock dividend in the form of a three-for-two stock split to its shareholders of record on November 30, 1997, which resulted in a total of 135,000 shares of Common Stock being reserved for issuance under the Directors Option Plan.

      In 1998, the Registrant's Board of Directors and shareholders approved an amendment to the Directors Option Plan to increase the number of shares of Common Stock issuable under the Directors Option Plan to a total of 260,000. By this Registration Statement, the Registrant is registering the additional 125,000 shares of Common Stock underlying options granted or that may be granted under the Directors Option Plan (as amended). The contents of the Initial Directors Option Plan Registration Statement are incorporated by reference herein.

      1987 Stock Option Plan. By Registration Statement on Form S-8 filed with the Commission on December 17, 1992, Registration File Number 33-55898 (the
"Initial 1987 Option Plan Registration Statement"), the Registrant registered 320,000 shares of its Common Stock reserved for issuance from time to time upon exercise of options granted under the Ace Cash Express, Inc. 1987 Stock Option Plan (the "1987 Option Plan"). Since the date of the Initial 1987 Option Plan Registration Statement, the Registrant has declared and paid a stock dividend in the form of a three-for-two stock split to its shareholders of record on November 15, 1996, which resulted in a total of 480,000 shares of Common Stock being reserved for issuance under the 1987 Option Plan, and an additional stock dividend in the form of a three-for-two stock split to its shareholders of record on November 30, 1997, which resulted in 720,000 shares of Common Stock being reserved for issuance under the 1987 Option Plan.

      In 1994, and again in 1996, the Registrant's Board of Directors and shareholders approved amendments to the 1987 Option Plan to increase the number of shares of Common Stock issuable under the 1987 Option Plan. On December 17, 1997, the 1987 Option Plan (as amended) expired, meaning that the Registrant could not grant any further or additional stock options thereunder, but that the stock options outstanding thereunder would continue to be exercisable in accordance with their terms and the terms of the 1987 Option Plan as amended and in effect as of December 17, 1997. As a result of the amendments and the expiration, a total of 1,094,635 shares of Common Stock underlie options granted under the 1987 Option Plan (as amended).

      By this Registration Statement, the Registrant is registering the additional 374,635 shares of Common Stock underlying options granted under the 1987 Option Plan (as amended). The contents of the Initial 1987 Option Plan Registration Statement are incorporated by reference herein.


Item 8.  Exhibits


* 4.1 Composite Ace Cash Express, Inc. 1997 Stock Option Plan (as amended through September 23, 1999).

* 4.2 Composite Ace Cash Express, Inc. Non-Employee Directors Stock Option Plan (as amended through August 17, 1998).

* 4.3 Composite Ace Cash Express, Inc.1987 Stock Option Plan (as amended and in effect on December 17, 1997).

*    5.1  Opinion of Gardere & Wynne, L.L.P.

*    23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Gardere & Wynne, L.L.P. (included as part of Exhibit 5.1).

     24 Power of Attorney (set forth on the signature pages of the Registration Statement).

------------------
*   Filed herewith


                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 30th day of August, 2000.


                                           ACE CASH EXPRESS, INC.
                                           (Registrant)



                                                By:/s/  Donald H. Neustadt
                                               --------------------------------
                                                       Donald H. Neustadt
                                                     Chief Executive Officer

      Each person whose signature appears below hereby constitutes and appoints Donald H. Neustadt and Jay B. Shipowitz, and each of them (with full power in each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file with the Commission any and all amendments to this Registration Statement and any and all exhibits, certificates, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Name                                   Title                                            Date


/s/ Raymond C. Hemmig             Chairman of the Board,                           August 16, 2000
-----------------------------
Raymond C. Hemmig                 Director



/s/ Donald H. Neustadt            Chief Executive Officer and                      August 16, 2000
-----------------------------
Donald H. Neustadt                Director (Principal Executive Officer)



/s/ Jay B. Shipowitz              President, Chief Operating Officer, and          August 16, 2000
-----------------------------
Jay B. Shipowitz                  Director



/s/ Debra A. Bradford             Senior Vice President, Chief Financial Officer,  August 16, 2000
-----------------------------     Secretary, and Treasurer (Principal Financial
Debra A. Bradford                 and Accounting Officer)


/s/ Howard W. Davis               Director                                         August 16, 2000
-----------------------------
Howard W. Davis



/s/ Marshall B. Payne             Director                                         August 16, 2000
-----------------------------
Marshall B. Payne



/s/ Edward W. Rose, III           Director                                         August 16, 2000
-----------------------------
Edward W. Rose, III



/s/ Charles Daniel Yost           Director                                         August 16, 2000
-----------------------------
Charles Daniel Yost


                                INDEX TO EXHIBITS
                                                                              Sequentially
Exhibit                                                                        Numbered
Number                            Exhibit                                       Page

*    4.1      Composite Ace Cash Express, Inc. 1997 Stock Option Plan (as
              amended through September 23, 1999).

*    4.2      Composite Ace Cash Express, Inc. Non-Employee Directors Stock
              Option Plan (as amended through August 17, 1998).

*    4.3      Composite Ace Cash Express, Inc. 1987  Stock Option Plan (as
              amended and in effect on December 17, 1997).

*    5.1      Opinion of Gardere & Wynne, L.L.P.

*   23.1      Consent of Arthur Andersen LLP.

    23.2      Consent of Gardere & Wynne, L.L.P. (included as part of
              Exhibit 5.1).

    24        Power of Attorney (set forth on the signature pages of the registration statement).

------------------
*   Filed herewith